SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549


                       _____________________________


                                 FORM 8-K

                              CURRENT REPORT
                      PURSUANT TO SECTION 13 OF THE
                     SECURITIES EXCHANGE ACT OF 1934

   DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) November 5, 1997



                       SIGNAL APPAREL COMPANY, INC.
	(Exact Name of Registrant as specified in its Charter)


   Indiana                         1-2782            62-0641635
(State or other             (Commission File       (I.R.S. Employer
jurisdiction of                 Number)             Identification
incorporation)                                           No.)


	     200-A MANUFACTURERS ROAD, CHATTANOOGA, TN  37405
	(Address of principal executive offices)       (ZIP Code)


    Registrant's telephone number, including area code (423) 756-8146

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


Pursuant to two Stock Purchase Agreements dated October 31, 1997 with three individuals (collectively, the "Purchase Agreements"), Signal Apparel Company, Inc. (herein the "Company" or "Signal") acquired, as of November 5, 1997, all of the outstanding capital stock of Big Ball Sports, Inc., a Texas corporation ("Big Ball Sports") and Print the Planet, Inc., a Texas corporation ("Print the Planet") (Big Ball Sports and Print the Planet are collectively referred to herein as the "Acquired Companies"). Under the first Purchase Agreement, between Signal, Mr. Lee Ellis and Mr. Jimmy Metyko, Signal acquired (i) 666 2/3 shares (or 66-2/3%) of the issued and outstanding capital stock of Big Ball Sports from Messrs. Ellis and Metyko and (ii) 1,000 shares (or 100%) of the issued and outstanding capital stock of Print the Planet from Mr. Ellis. Under the second Purchase Agreement, between Signal and Ms. Elizabeth Miller, Signal acquired 333 1/3 shares (or 33-1/3%) of the issued and outstanding capital stock of Big Ball Sports from Ms. Miller.

Pursuant to the terms of the Purchase Agreements, Signal (i) paid $10.00 in cash to each of Messrs. Ellis and Metyko; (ii) entered into employment agreements with each of Messrs. Ellis and Metyko;
(iii) paid $250,000 in cash and issued a promissory note in the amount of $250,000 (payable in 12 monthly installments of interest only, followed by 36 monthly installments of principal and interest beginning November 5, 1998 (in each case with interest on the unpaid balance at prime) to Ms. Miller; and (iv) issued at total of 855,194 shares of Signal's Common Stock (including 200,000 shares issued to a law firm retained by Ms. Miller) in settlement of various outstanding claims of creditors pertaining to the Acquired Companies.

All of the shares of Signal's Common Stock which were issued pursuant to the Purchase Agreements were issued as unregistered, restricted shares of Common Stock pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Based upon the representations made to Signal by all of the creditors who received such shares pursuant to the Purchase Agreements, each such individual or entity meets the definition of an "accredited investor" contained in Rule 501 of SEC Regulation D under the Securities Act of 1933 (the "Securities Act"). As an inducement to such creditors to accept the shares of Signal Common Stock issued in satisfaction of the amounts owed to them by the Acquired Companies, Signal entered into Registration Rights Agreements with each such creditor. These Registration Rights Agreements give each of the creditors certain "piggy back" registration rights (subject to certain customary limitations) with respect to registrations of shares under the Act by Signal for a period of two (2) years following the closing of the transactions under the Purchase Agreements.

Their were no prior material relationships between Signal and any of the shareholders or creditors of the Acquired Companies. The amount of consideration given by Signal in exchange for all of the outstanding capital stock of the Acquired Companies was determined as a result of arms-length negotiations between the parties, based upon estimates of fair market values of the Acquired Companies' assets and of the Acquired Companies' projected future sales and earnings.

Big Ball Sports is a branded activewear company that sells to Dillard's, J.C. Penney, Mercantile Stores, Kohl's, The Sports Authority, and other upstairs market retailers. Its products are sold under the Big Ball brand and feature various creative sports related graphics. Print the Planet is the primary screen printer for products of Big Ball Sports. The Acquired Companies have combined total assets of approximately $4.5 million and estimated 1997 annual net sales of approximately $15 million.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired.

The financial statements of the Acquired Companies that are required pursuant to Article 3 of Regulation S-X are not currently available, but will be filed as an amendment to this Report
(together with any additional required exhibits) as soon as practicable, but in no event later than sixty (60) days after the latest date on which this Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required pursuant to Article 11 of Regulation S-X is not currently available, but will be filed as an amendment to this Report (together with any additional required exhibits) as soon as practicable, but in no event later than sixty (60) days after the latest date on which this Report is required to be filed.

(c) Exhibits.

	(1) Listing of Exhibits Incorporated by Reference:

	    None.

	(2) Listing of Exhibits Filed with this Report:

		(2-1)Stock Purchase Agreement, dated October 31,
                     1997, by and among Signal Apparel Company, Inc., Lee Ellis and Jimmy Metyko.

		(2-2)Stock Purchase Agreement, dated October 31,
                     1997, by and among Signal Apparel Company, Inc. and Elizabeth Miller.


	SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                SIGNAL APPAREL COMPANY, INC.
                                (Registrant)



Date: November 20, 1997		By:  /s/ Robert J. Powell
                                   _________________________
                                    Robert J. Powell
                                    General Counsel and Secretary